As filed with the Securities and Exchange Commission on February 14, 2018.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

AVINGER, INC.

(Exact name of Registrant as specified in its charter)

Delaware	3841	20-8873453
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

400 Chesapeake Drive

Redwood City, California 94063

(650) 241-7900

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jeffrey M. Soinski

Chief Executive Officer

Avinger, Inc.

400 Chesapeake Drive

Redwood City, California 94063

(650) 241-7900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Philip H. Oettinger

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

(650) 493-9300

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-222517

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Proposed Maximum Aggregate Offering Price(1) (2)	Amount of Registration Fee
Series B Convertible Preferred Stock
Common Stock issuable upon conversion of Series B Convertible Preferred Stock
Warrants to purchase common stock
Common stock issuable upon exercise of Series 1 Warrants and Series 2 Warrants
Total	$8,988,600	$1,119.09

(1)                                  Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)                                  Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price. Avinger, Inc. previously registered securities with a proposed maximum aggregate offering price of $44,948,400 on a Registration Statement on Form S-1 (Registration No. 333-222517), as amended (the "Original Registration Statement"), and paid a fee of $5,596.08.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

This registration statement is being filed with respect to the registration of additional shares of Series B convertible preferred stock, par value $0.001 per share, and additional shares of common stock, par value $0.001 per share, issuable upon exercise of warrants of Avinger, Inc., a Delaware corporation, pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended. The contents of the earlier registration statement on Form S-1, as amended (File No. 333-222517) (the “Original Registration Statement”), which was declared effective by the Securities and Exchange Commission on February 13, 2018, are incorporated in this registration statement by reference. This registration statement is being filed solely to increase the amount of securities offered pursuant to the Original Registration Statement by 2,979 additional shares of Series B Preferred Stock and 3,004,800 shares of common stock issuable upon exercise of warrants to purchase common stock at an exercise price of $2.00 per share.  This prospectus also covers up to 1,489,500 shares of common stock issuable upon conversion of the Series B convertible preferred stock with terms and conditions described in the Original Registration Statement.  The additional securities that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Original Registration Statement.

The required opinion and consents are listed on an Exhibit Index attached hereto and filed herewith.

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EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1(1)	Power of Attorney

(1)              Previously filed on the signature page to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-222517), originally filed with the Securities and Exchange Commission on January 12, 2018 and incorporated by reference herein.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, State of California, on the 14th day of February, 2018.

AVINGER, INC.

By:	/s/ Jeffrey M. Soinski
Jeffrey M. Soinski President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Jeffrey M. Soinski	President, Chief Executive Officer and Director	February 14, 2018
Jeffrey M. Soinski	(Principal Executive Officer)

/s/ Matthew B. Ferguson	Chief Financial Officer	February 14, 2018
Matthew B. Ferguson	(Principal Financial Officer)

/s/ Donald A. Lucas	Director	February 14, 2018
Donald A. Lucas

/s/ James B. McElwee	Director	February 14, 2018
James B. McElwee

/s/ James G. Cullen	Director	February 14, 2018
James G. Cullen

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